Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 4300
Seattle, Washington 98104
206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
April 19, 2004	Media: Kathy Budinick 1-206-467-3620

Plum Creek Timber Company, Inc. Reports Results for First
Quarter 2004

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced first quarter earnings of $155 million, or $0.84 per diluted share, on revenues of $497 million. Earnings for the first quarter of 2003 were $33 million, or $0.18 per diluted share, on revenues of $273 million.

Cash provided by operating activities in the first quarter totaled $242 million including approximately $114 million generated by the sale of large, non-strategic timberlands. Cash provided by operating activities in the same period of 2003 was $46 million. The Company reduced debt by $117 million during the quarter and ended the first quarter with $280 million in cash and cash equivalents.

“We are very pleased with our first quarter results. They reflect our comprehensive approach to delivering the most value from all our land and timber assets,” said Rick Holley, president and chief executive officer. “We captured excellent values from the sale of approximately 200,000 acres of large, non-strategic timberlands. These sales represent significant progress in our effort to capture the maximum value of approximately 700,000 acres of non-strategic timberlands that we expect to sell over the near term. Plum Creek benefited from very strong manufacturing performance, improving timber markets, and high levels of interest in higher and better use lands.”

Review of Operations

The Northern Resources segment reported operating profit of $32 million, up $9 million, when compared to the same period of 2003. Sawlog and pulpwood prices improved compared to the same period of 2003. Strong housing starts, good repair and remodel activity, and improving industrial demand for wood products increased sawlog demand over the same period last year. During the quarter, sawmills and plywood plants in the West sought to rebuild log decks that were depleted by an unusually severe 2003 fire season.

As a result, sawlog prices in the Northern Resources segment were 6 percent higher when compared to the first quarter of 2003. Pulp and paper markets benefited from the economic recovery and weaker U.S. dollar. As a result, increased competition for pulpwood improved pulpwood pricing by 21 percent compared to the first quarter of 2003. Pulpwood markets in Maine were particularly strong as a shortage of harvesting contractors, low pulpwood inventories and the restart of idled paper mills in the region led to intensified competition for pulpwood. Northern harvest volumes were up approximately 9 percent when compared to the same period of 2003 as the result of more favorable harvest conditions in the first quarter of 2004.

Operating profit in the Southern Resources segment was $56 million, up $7 million, compared to $49 million for the same period of 2003. Southern timber markets experienced improved demand over the past year from both solid wood and pulp and paper customers. This was also the case in Northern markets. However, excellent harvesting conditions throughout the South allowed timber supply to more closely match demand. As a result, price improvement for sawlogs and pulpwood was more muted in the South than in the North. Southern pulpwood prices were up 7 percent, while sawlog prices were up 3 percent, when compared to the same period of 2003. During the quarter, the Company took advantage of attractive prices and good harvesting conditions in certain markets. As a result, harvest volumes were up approximately 10 percent when compared to the first quarter 2003.

The Real Estate segment reported revenue of $188 million compared to $23 million in the first quarter of 2003. The segment results were comprised of both higher and better use land sales and large, non-strategic timberland sales. Revenues from the sale of higher and better use lands were $70 million during the first quarter and gains from these sales were approximately $35 million. First quarter Real Estate segment results also included $118 million of revenue from the sale of large, non-strategic timberlands. Gains from these sales were $67 million. This includes a $16 million asset impairment charge related to the expected sale of additional non-strategic timberlands.

The Manufacturing segment reported operating profit of $11 million, up $16 million from a $5 million loss reported during the first quarter of 2003. Continued strong housing starts, good repair and remodel activity, and improving industrial demand led to higher prices for each of the Company’s manufactured products. Plywood prices were up 37 percent compared to last year. Lumber prices increased 23 percent when compared to the same period last year. A higher valued product mix improved medium density fiberboard (MDF) price realizations 11 percent compared to the first quarter of 2003. Production efficiency gains at the Company’s MDF operations also contributed to the improved performance of the segment.

Outlook

Strong demand from lumber and structural panel markets and pulp and paper customers is expected to continue throughout the second quarter. Harvest levels in the North are expected to decline from first quarter levels due to thawing spring weather that will restrict harvesting activities for much of the quarter. Southern harvests are expected to be flat with a higher proportion of pulpwood in the second quarter when compared to the harvest mix in the first quarter.

Customers throughout the Northern Resources segment have been working to build log inventories in anticipation of the spring thaw. Customer log inventories appear adequate to operate at or near their desired levels during the quarter. As a result, the Company expects sawlog prices to hold near current levels as the result of strong end product demand and limited log availability during spring break up. Northern pulpwood prices are expected to moderate somewhat as log supplies increase in the Northeast due to improved harvesting conditions late in the second quarter.

Demand for Southern sawlogs and pulpwood is expected to remain strong as well. However, favorable harvesting conditions in the South are expected to hold prices in check for both sawlogs and pulpwood across the region.

The Company expects Real Estate segment revenues for the remainder of the year to be between $70 and $90 million. Of this amount, second quarter revenues are expected to approach $40 million. Real estate segment results could be higher depending on the extent of large, non-strategic timberlands sold during the remainder of the year.

Earnings for the Manufacturing segment are expected to continue to benefit from improving product demand and continued strong pricing levels.

The Company expects earnings for the remainder of the year to be between $0.72 and $0.87 per share. Second quarter earnings are expected to be between $0.26 and $0.31.

“We continue to focus on delivering the highest values for all of Plum Creek’s assets,” said Rick Holley. “We are acting opportunistically to capture value in spot timber markets and are realizing significant value from our sales of high value recreation and conservation properties.

“As we execute our strategies for value growth, disciplined capital allocation remains our most important task. We continually evaluate all the uses of the cash we generate for the best benefit of our shareholders with the goal of growing the per share value of the Company.”

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, April 19, at 5:00 p.m. EDT (2:00 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 5500811.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the investors information section of Plum Creek’s website at www.plumcreek.com.

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Plum Creek is one of the largest land and timber owners in the nation, with over 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Quarter Ended
	March 31, 2004	March 31, 2003
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$184	$156
Real Estate	188	23
Manufacturing	122	92
Other	3	2

Total Revenues	497	273

Costs and Expenses:
Cost of Goods Sold:
Timber	93	81
Real Estate	86	19
Manufacturing	108	96
Other	1	1

Total Cost of Goods Sold	288	197
Selling, General and Administrative	18	17

Total Costs and Expenses	306	214

Operating Income	191	59
Interest Expense, net	29	28

Income before Income Taxes	162	31
(Provision) Benefit for Income Taxes	(7)	2

Net Income	$155	$33

Net Income per Share - Basic	$0.85	$0.18

Net Income per Share - Diluted	$0.84	$0.18

Weighted average number of Shares outstanding - Basic	183.2	184.1

Weighted average number of Shares outstanding - Diluted	184.0	184.6

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	March 31, 2004	December 31, 2003
	(In Millions)
ASSETS
Current Assets:
Cash and Cash Equivalents	$280	$260
Restricted Advance from Customer	13	3
Accounts Receivable	46	34
Inventories	59	54
Investment in Grantor Trust	12	13
Deferred Tax Asset	11	11
Other Current Assets	28	30

	449	405

Timber and Timberlands - Net	3,615	3,674
Property, Plant and Equipment - Net	297	303
Other Assets	7	5

Total Assets	$4,368	$4,387

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$32	$33
Accounts Payable	24	27
Interest Payable	37	28
Wages Payable	10	23
Taxes Payable	15	15
Deferred Revenue	21	16
Liabilities Associated with Grantor Trust	12	13
Other Current Liabilities	21	13

	172	168

Long-Term Debt	1,436	1,437
Lines of Credit	479	594
Deferred Tax Liability	43	37
Other Liabilities	23	32

Total Liabilities	2,153	2,268

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred Stock, $0.01 par value, authorized shares - 75.0,
outstanding - none	--	--
Common Stock, $0.01 par value, authorized shares - 300.0,
issued (including Treasury Stock) - 185.3 at March 31, 2004
and 185.1 at December 31, 2003	2	2
Additional Paid-In Capital	2,155	2,150
Retained Earnings	100	9
Treasury Stock, at cost, Common shares - 2.0	(43)	(43)
Other Equity	1	1

Total Stockholders' Equity	2,215	2,119

Total Liabilities and Stockholders' Equity	$4,368	$4,387

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Quarter Ended
	March 31, 2004	March 31, 2003
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$155	$33
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	27	25
Basis of Real Estate Sold (Including Impairment Losses of
$16 in 2004 and $9 in 2003)	79	17
Deferred Income Taxes	7	(2)
Working Capital Changes	(20)	(23)
Other	(6)	(4)

Net Cash Provided By Operating Activities	242	46

Cash Flows From Investing Activities:
Property Additions (Excluding Timber Acquisitions)	(17)	(16)
Timberlands Acquired (Including Tax-Deferred Exchange Proceeds, Net)	(24)	(1)

Net Cash Used In Investing Activities	(41)	(17)

Cash Flows From Financing Activities:
Dividends	(64)	(65)
Borrowings of Long-term Debt and Lines of Credit	606	782
Repayments of Long-term Debt and Lines of Credit	(725)	(741)
Proceeds from Stock Option Exercises	2	--
Acquisition of Treasury Stock	--	(43)

Net Cash Used In Financing Activities	(181)	(67)

Increase (Decrease) In Cash and Cash Equivalents	20	(38)
Cash and Cash Equivalents:
Beginning of Period	260	246

End of Period	$280	$208